Exhibit 99.1

IA GLOBAL ANNOUNCES COMMON SHARE REPURCHASE PROGRAM

TAMPA, FL March 22, 2007/PRNewswire-FirstCall/ --

IA Global Inc. (Amex: IAO) IA Global announced today that its Board of Directors has unanimously approved a stock repurchase program to commence on April 2, 2007, after the Company’s earnings report and Form 10-K are released on or about March 30, 2007.

CEO Derek Schneideman stated that, “My belief is that the Company’s stock is undervalued based on the fundamentals of the business; and that it would be in the best interests of the Company and its stockholders for the Company to acquire a reasonable amount of its stock in the open market and/or in private purchases.” Mr. Scneideman further commented that, “Market conditions in the Pacific Rim region continue to be advantageous and are expected to contribute to an acceleration of the Company’s ongoing business activities.”

He received approval that the officers of the Company be authorized to purchase for the Company up to 4,000,000 shares, or 2.6% of the 152,915,157 shares of the Company’s outstanding common stock as of March 21, 2007, such purchases to be made in such manner, at such time, and at such prices as the officer directing the same may deem appropriate.

About IA Global, Inc.

IA Global, Inc. (“IA Global”) operates as a holding company, executing to a narrow focused Mergers and Acquisitions strategy in the Pacific Rim region. Over time, IA Global expects to establish a broadly based network of subsidiary and majority-owned synergistic and complementary investments in the Japan, Australia, Singapore, the Philippines, India, and China markets. IA Global expects to enhance performance across all business metrics and deliver accelerating shareholder value.

IA Global owns 100% of Global Hotline. Operating exclusively in Japan, Global Hotline Inc.’s multiple call centers undertake telemarketing of telecommunications products and services, and a range of insurance products and services for several major corporations. IA Global owns 36% of Australian Secured Financial Limited which raises funds through the issuance of debentures in Australia and provides short term, secured, real property loans to businesses or investors in Australia.

For further information, contact:

Investor Relations

IA Global, Inc.

550 N. Reo Street, Suite 300

Tampa, FL 33609

813-261-5157 (t)

813-261-5158 (f)

ir@iaglobalinc.com

www.iaglobalinc.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects. Forward-looking statements in this report reflect the good faith judgment of our management and the statements are based on facts and factors as we currently know them. Forward-looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements, as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of IA Global. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital to support our operations, projections of revenues and profitability for the significant contracts and the inability to negotiate a favorable settlement on the penalties. Readers are urged not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of the press release.